EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS



                                                               THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                              1996                  1995                1996                1995
                                                         -------------          -------------      -------------      -------------
Weighted average common shares outstanding                   9,140,271             3,834,867          8,015,569          3,810,706

Dilutive incremental shares assumed to be outstanding
  related to stock options and warrants                      1,096,488                     -                  -                  -

Weighted average common and common
  equivalent shares used in the computation of           -------------          -------------      -------------      -------------
  net income (loss) per share                               10,236,759             3,834,867          8,015,569          3,810,706
                                                         =============          =============      =============      =============

Net Income (loss)                                          $ 2,775,104          $ (2,904,691)       $(1,743,996)       $(5,093,698)
                                                         =============          =============      =============      =============

Net Income (loss) per share                                $      0.27          $      (0.76)       $     (0.22)       $     (1.34)
                                                         =============          =============      =============      =============

Notes: (1) Both primary and fully diluted earnings per share are the same for the three months ended June 30, 1996.
       (2) For the six months ended June 30, 1996, the computation of both primary and fully diluted earnings per share exclude common stock equivalents since their effect on earnings per share is antidilutive.